Exhibit 99.1

QUEST DIAGNOSTICS REPORTS GROWTH IN REVENUE AND EARNINGS
FOR THIRD QUARTER 2008

  Total revenues of $1.8 billion, up 3.4%
  Adjusted diluted earnings per share of $0.86, up 12%
  Cash flow from operations improved to $329 million
  2008 adjusted EPS guidance increased to $3.17 - $3.22 per diluted share
  Agreement in principle reached regarding previously disclosed NID-related matter

MADISON, N.J., OCTOBER 21, 2008—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2008, adjusted income from continuing operations increased to $0.86 per diluted share, before $0.03 per share associated with a non-cash charge to write down an equity investment, and $0.02 per share associated with the impact of hurricanes. Including these items, net income from continuing operations was $160 million, or $0.81 per diluted share. For the third quarter 2007, net income was $150 million, or $0.77 per diluted share.

Third quarter revenues increased 3.4% to $1.8 billion. The impact of hurricanes reduced revenues by approximately half a percent. Clinical testing revenues increased by 3.0% compared to the prior year. Revenue per requisition increased 2.3% and clinical testing volume, measured by the number of requisitions, increased 0.7% .

“During the quarter, we grew revenues, increased adjusted earnings per share 12% and generated $329 million in cash,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Our strong cash flows and prudent capital management position us well for these turbulent times. We are successfully executing our plan, focusing on providing a differentiated service to our customers, and continuing to drive strong results.”

For the third quarter, operating income increased to $317 million, or 17.4% of revenues, from $306 million, or 17.3% of revenues in 2007. The impact of hurricanes reduced operating income as a percentage of revenues by approximately half a percent. Bad debt expense, as a percentage of revenues, improved to 4.4%, compared to 4.8% in 2007. Days sales outstanding improved to 45 days, compared to 46 days at the end of the second quarter of 2008 and 50 days a year ago. Cash flow from operations increased to $329 million from $291 million in the third quarter of 2007. During the quarter, the company reduced debt by $131 million, and made capital expenditures of $45 million. Cash and cash equivalents increased to $287 million at the end of the third quarter, compared to $143 million at the end of the second quarter.

Year-to-Date Performance

For the first nine months of 2008, adjusted income from continuing operations increased to $2.41 per diluted share, before $0.03 per share associated with the write-down of an equity investment and $0.02 per share associated with the impact of hurricanes in the third quarter. Including these items, income from continuing operations increased to $463 million, or $2.36 per diluted share, from $400 million, or $2.05 per diluted share in 2007. Revenues increased 10.4% to $5.4 billion. The acquisition of AmeriPath increased consolidated revenues by 6.8%.

Operating income for the first nine months of 2008 increased to $905 million, or 16.6% of revenues, compared to $779 million, or 15.8% of revenues, in 2007. Cash from operations increased to $700 million from $572 million in 2007. Through September 2008, the company reduced debt by $412 million, and made capital expenditures of $140 million.

Agreement in Principle Regarding Previously Disclosed NID-Related Matter

The company and NID, the company’s former test-kit manufacturing subsidiary, reached an agreement in principle with the Office of the United States Attorney for the Eastern District of New York to settle the previously disclosed federal government investigation. The agreement in principle provides for a comprehensive settlement of federal claims. NID, which was closed in 2006, is expected to enter a guilty plea to a single count of felony misbranding. The terms of the settlement are subject to the final negotiation and execution of definitive agreements.

As a result of the agreement in principle, during the third quarter, the company recorded a charge of $73 million in discontinued operations to increase its reserves for the settlement and related matters, bringing the total reserve for these matters to $314 million, the company’s best estimate of the expected probable loss. The company reported a loss from discontinued operations, net of taxes, of $49 million or $0.25 per diluted share for the quarter. See footnote 6 to the attached tables.

Outlook for 2008

For the full year 2008, the company now expects results from continuing operations as follows: adjusted earnings per diluted share of between $3.17 and $3.22, compared to the previous range of $3.10 to $3.20; revenue growth of greater than 8%, and operating income to approach 17% of revenues. Over the same period, the company expects cash from operations to approximate $900 million and capital expenditures of between $200 million and $220 million. These estimates exclude the third quarter impact of an equity investment write-down and hurricanes, and potential special charges.

Quest Diagnostics will hold its third quarter conference call on October 21, 2008 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 415-228-4961, passcode 3214469 and via the Internet at: www.questdiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on October 21 through midnight on November 18, 2008 to investors in the U.S. by dialing 866-431-7950. Investors outside the U.S. may dial 203-369-0981. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

Quest Diagnostics maintains one of the largest private clinical laboratory databases in the United States. The data is used to generate Quest Diagnostics Health Trends™, which identifies and tracks disease and wellness benchmarks, and the Drug Testing Index®, which is published as a public service for government, media and industry and has been considered a benchmark for national drugs-of-abuse trends since its inception in 1988. Additional company information is available at www.questdiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I, Item 1, “Risk Factors” and “Cautionary Factors that May Affect Future Results” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the company’s 2007 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in the company’s 2008 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2008 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the company's ongoing operating performance. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to diluted earnings per common share or estimated diluted earnings per common share. See footnotes 7 and 8 to the attached tables.

This earnings release, including the attached financial tables, is available online in the Press Room section at www.questdiagnostics.com.

-Table Follows-

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2008 and 2007
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2008	2007	2008	2007

Net revenues	$1,826.6	$1,767.0	$5,449.1	$4,934.4

Operating costs and expenses:
Cost of services	1,073.1	1,026.6	3,215.2	2,927.1
Selling, general and administrative	428.2	424.3	1,301.3	1,204.2
Amortization of intangible assets	8.8	8.8	28.0	18.7
Other operating (income) expense, net	(0.4)	1.3	(0.7)	5.1
Total operating costs and expenses	1,509.7	1,461.0	4,543.8	4,155.1

Operating income	316.9	306.0	905.3	779.3

Other income (expense):
Interest expense, net	(43.1)	(58.7)	(136.1)	(124.4)
Minority share of income	(8.6)	(6.6)	(23.5)	(19.1)
Equity earnings in unconsolidated joint ventures	7.5	6.6	23.1	20.1
Other income (expense), net	(12.4)	0.5	(12.9)	2.8
Total non-operating expenses, net	(56.6)	(58.2)	(149.4)	(120.6)

Income from continuing operations before taxes	260.3	247.8	755.9	658.7
Income tax expense	100.6	97.4	293.3	258.9
Income from continuing operations	159.7	150.4	462.6	399.8
Loss from discontinued operations, net of taxes	(48.9)	(52.4)	(50.9)	(54.6)
Net income	$110.8	$98.0	$411.7	$345.2

Earnings per common share - basic:
Income from continuing operations	$0.82	$0.78	$2.38	$2.07
Loss from discontinued operations	(0.25)	(0.27)	(0.26)	(0.28)
Net income	$0.57	$0.51	$2.12	$1.79

Earnings per common share – diluted:
Income from continuing operations	$0.81	$0.77	$2.36	$2.05
Loss from discontinued operations	(0.25)	(0.27)	(0.26)	(0.28)
Net income	$0.56	$0.50	$2.10	$1.77

Weighted average common shares outstanding:
Basic	195.0	193.4	194.5	193.1
Diluted	197.2	195.6	196.4	195.1

Operating income as a percentage of net revenues	17.4%	17.3%	16.6%	15.8%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(in millions, except per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$286.7	$167.6
Accounts receivable, net	888.1	882.0
Inventories	98.8	95.2
Deferred income taxes	182.1	149.8
Prepaid expenses and other current assets	95.9	79.8
Total current assets	1,551.6	1,374.4
Property, plant and equipment, net	873.4	912.0
Goodwill, net	5,133.7	5,220.1
Intangible assets, net	846.0	886.7
Other assets	164.0	172.5
Total assets	$8,568.7	$8,565.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,190.9	$1,124.7
Short-term borrowings and current portion of long-term debt	49.9	163.6
Total current liabilities	1,240.8	1,288.3
Long-term debt	3,078.4	3,377.2
Other liabilities	517.5	576.0
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both September 30, 2008 and December 31,
2007; 214.1 and 213.7 shares issued at September 30, 2008
and December 31, 2007, respectively	2.1	2.1
Additional paid-in capital	2,247.1	2,210.8
Retained earnings	2,410.9	2,057.7
Accumulated other comprehensive (loss) income	(14.5)	25.3
Treasury stock, at cost; 18.5 and 19.7 shares at September 30,
2008 and December 31, 2007, respectively	(913.6)	(971.7)
Total stockholders’ equity	3,732.0	3,324.2
Total liabilities and stockholders’ equity	$8,568.7	$8,565.7

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007

Cash flows from operating activities:
Net income	$411.7	$345.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	198.8	169.3
Provision for doubtful accounts	248.0	223.0
Stock-based compensation expense	49.6	46.2
Provision for special charge	72.7	51.0
Deferred income tax (benefit) provision	(21.1)	4.1
Minority share of income	23.5	19.1
Excess tax benefits from stock-based compensation arrangements	(2.1)	(11.7)
Other, net	2.0	(3.0)
Changes in operating assets and liabilities:
Accounts receivable	(259.7)	(264.4)
Accounts payable and accrued expenses	(0.5)	(13.3)
Integration, settlement and other special charges	(6.1)	(8.9)
Income taxes payable	8.7	12.2
Other assets and liabilities, net	(25.4)	2.9
Net cash provided by operating activities	700.1	571.7

Cash flows from investing activities:
Business acquisitions, net of cash acquired	19.3	(1,503.4)
Capital expenditures	(140.2)	(142.9)
Decrease (increase) in investments and other assets	4.4	(3.8)
Net cash used in investing activities	(116.5)	(1,650.1)

Cash flows from financing activities:
Repayments of debt	(434.9)	(2,399.9)
Proceeds from borrowings	21.5	3,674.5
Increase (decrease) in book overdrafts	1.4	(21.1)
Purchases of treasury stock	-	(145.7)
Exercise of stock options	27.9	69.4
Excess tax benefits from stock-based compensation arrangements	2.1	11.7
Dividends paid	(58.4)	(58.0)
Distributions to minority partners	(23.6)	(16.3)
Financing costs paid	(0.5)	(21.2)
Net cash (used in) provided by financing activities	(464.5)	1,093.4

Net change in cash and cash equivalents	119.1	15.0

Cash and cash equivalents, beginning of period	167.6	149.6

Cash and cash equivalents, end of period	$286.7	$164.6

Cash paid during the period for:
Interest	$151.7	$107.6
Income taxes	$277.4	$231.4

Notes to Financial Tables

1)        The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in millions, except per share data)

Income from continuing operations	$159.7	$150.4	$462.6	$399.8
Loss from discontinued operations	(48.9)	(52.4)	(50.9)	(54.6)
Net income available to common stockholders – basic and diluted	$110.8	$98.0	$411.7	$345.2

Weighted average common shares outstanding - basic	195.0	193.4	194.5	193.1

Effect of dilutive securities:
Stock options, restricted common shares, restricted stock units and
performance share units	2.2	2.2	1.9	2.0

Weighted average common shares outstanding - diluted	197.2	195.6	196.4	195.1

Earnings per common share - basic:
Income from continuing operations	$0.82	$0.78	$2.38	$2.07
Loss from discontinued operations	(0.25)	(0.27)	(0.26)	(0.28)
Net income	$0.57	$0.51	$2.12	$1.79

Earnings per common share - diluted:
Income from continuing operations	$0.81	$0.77	$2.36	$2.05
Loss from discontinued operations	(0.25)	(0.27)	(0.26)	(0.28)
Net income	$0.56	$0.50	$2.10	$1.77

2)

Results for the three and nine months ended September 30, 2008 include an estimated reduction to operating income of approximately $8 million associated with the impact of hurricanes in the third quarter. Results for the nine months ended September 30, 2007 include pre-tax charges of $10.7 million recorded in the first quarter of 2007 associated with workforce reductions in response to reduced volume levels. Of these costs, $3.9 million and $6.8 million, respectively, were included in cost of services and selling, general and administrative expenses.

3)

Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the nine months ended September 30, 2007, other operating (income) expense, net includes a $4.0 million charge recorded in the first quarter of 2007 related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

4)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and nine months ended September 30, 2008, other income (expense), net includes a third quarter charge of $8.9 million associated with the write-down of an equity investment.

5)

The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and nine months ended September 30, 2008, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	3.4%	0.7%	2.3%	10.4%	3.7%	6.5%

Impact on comparisons to
prior year of:
Acquisitions:
AmeriPath	-	-	-	6.8%	3.2%	4.0%
Other	-	-	-	0.2%	-	-
Drugs of abuse testing	(0.1)%	(0.7)%	0.6%	(0.1)%	(0.8)%	0.6%
Hurricanes	(0.5)%	(0.5)%	-	(0.2)%	(0.2)%	-

6)

During the third quarter of 2008, the Company and NID, a former test kit manufacturing subsidiary of the Company, reached an agreement in principle with the United States Attorney’s Office to settle the previously disclosed federal government investigation involving NID and the Company regarding NID test kits and tests performed using those test kits.

The agreement in principle provides for a comprehensive settlement of federal claims. As part of the agreement, NID, which was closed in 2006, is expected to enter a guilty plea to a single count of felony misbranding. The terms of the settlement are subject to the final negotiation and execution of definitive agreements, which may include a corporate integrity agreement, and the approval by the United States Department of Justice and the United States Department of Health and Human Services and satisfactory resolution of related state claims. There can be no assurance, however, when or whether a settlement may be finalized, or as to its terms. If a settlement is not finalized, the Company would defend itself and NID and could incur significant costs in doing so.

As a result of the agreement in principle, during the third quarter, the Company recorded a charge of $73 million in discontinued operations to increase its reserves for the settlement and related matters, bringing the total reserve for these matters to $314 million as of September 30, 2008. The Company has recorded deferred tax benefits of $57 million on the proposed settlement amount, including $24 million recorded during the third quarter of 2008, reflecting the Company’s current estimate of the portion of the reserve expected to be deductible for tax purposes. The reserve reflects the Company’s current estimate of the expected probable loss with respect to these matters, assuming the settlement is finalized. If a settlement is not finalized, the eventual losses related to these matters could be materially different than the amount reserved and could be material to the Company’s results of operations, cash flows and financial condition in the period that such matters are determined or paid.

7)

Adjusted diluted earnings per common share represents diluted earnings per common share from continuing operations for the three and nine months ended September 30, 2008, before a charge associated with the write-down of an equity investment and the impact of hurricanes which occurred in the third quarter. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to diluted earnings per common share. The following table reconciles diluted earnings per common share to adjusted diluted earnings per common share:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008

Diluted earnings per common share	$0.81	$2.36

Add:
Charge associated with write-down of an equity investment	0.03	0.03
Impact associated with hurricanes	0.02	0.02

Adjusted diluted earnings per common share	$0.86	$2.41

8)

Estimated adjusted diluted earnings per common share represents management's estimate of diluted earnings per common share from continuing operations for the full year 2008, before a charge associated with the write-down of an equity investment and the impact of hurricanes which occurred in the third quarter. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated adjusted diluted earnings per common share:

Twelve Months
Ended
December 31,
2008

Estimated diluted earnings per common share	$3.12 - $3.17

Add:
Charge associated with write-down of an equity investment	0.03
Impact associated with hurricanes	0.02

Estimated adjusted diluted earnings per common share	$3.17 - $3.22